Schedule A

to

Management Agreement

for

J.P. Morgan Exchange-Traded Fund Trust

Fee Rates

(Amended as of November 12, 2019)

Name	Fee Rate
JPMorgan BetaBuilders Canada ETF	0.19%
JPMorgan BetaBuilders Developed Asia ex-Japan ETF	0.19%
JPMorgan BetaBuilders Europe ETF	0.09%
JPMorgan BetaBuilders International Equity ETF*	0.07%
JPMorgan BetaBuilders Japan ETF	0.19%
JPMorgan BetaBuilders MSCI US REIT ETF	0.11%
JPMorgan Core Plus Bond ETF	0.40%
JPMorgan Corporate Bond Research Enhanced ETF	0.14%
JPMorgan Diversified Alternatives ETF	0.85%
JPMorgan Diversified Return Emerging Markets Equity ETF	0.44%
JPMorgan Diversified Return Europe Equity ETF	0.37%
JPMorgan Diversified Return Global Equity ETF	0.29%
JPMorgan Diversified Return International Equity ETF	0.37%
JPMorgan Diversified Return U.S. Equity ETF	0.18%
JPMorgan Diversified Return U.S. Mid Cap Equity ETF	0.24%
JPMorgan Diversified Return U.S. Small Cap Equity ETF	0.29%
JPMorgan Event Driven ETF	0.85%
JPMorgan Global Bond Opportunities ETF	0.50%
JPMorgan High Yield Research Enhanced ETF	0.24%
JPMorgan Long/Short ETF	0.69%
JPMorgan Managed Futures Strategy ETF	0.59%
JPMorgan Municipal ETF	0.24%
JPMorgan U.S. Aggregate Bond ETF	0.07%
JPMorgan U.S. Dividend ETF	0.12%
JPMorgan U.S. Minimum Volatility ETF	0.12%
JPMorgan U.S. Momentum Factor ETF	0.12%
JPMorgan U.S. Quality Factor ETF	0.12%

*	Initial term continues until February 28, 2021

A-1

Name	Fee Rate
JPMorgan U.S. Value Factor ETF	0.12%
JPMorgan Ultra-Short Income ETF	0.18%
JPMorgan Ultra-Short Municipal Income ETF	0.18%
JPMorgan USD Emerging Markets Sovereign Bond ETF	0.39%

J.P. MORGAN EXCHANGE-TRADED FUND TRUST

/s/ Paul Shield
By:	Paul Shield
Title:	Vice President & Assistant Treasurer

J.P. MORGAN INVESTMENT MANAGEMENT INC.

/s/ Brian S. Shlissel
By:	Brian S. Shlissel
Title:	Managing Director

A-2